EXHIBIT 23.3

Craig L. Parkinson
PO Box 3481
Grass Valley CA  95945

Tel: (530) 305-4677

To: United States Securities and Exchange Commission

I, Craig L. Parkinson, Geologist (State of Arizona, Registration #30843), have reviewed the technical report entitled “Summary Report on the Gold Eagle Mine Property (the “Technical Report”) written by Beowulf Properties Corp. for Emerald Isle Exploration Ltd., and the Technical Report accurately details the Gold Eagle Mine Project and the recommended exploration programs are logical and sound.

I hereby consent to the inclusion of my name as an expert in Emerald Isle Exploration Ltd. Form S-1 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form S-1 registration statement on Emerald Isle Exploration Ltd.

Dated:  June 12, 2013

/s/ Craig L. Parkinson
CRAIG L PARKINSON